UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, California 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2008, Aonex Technologies, Inc. (“Aonex”), a California corporation and majority owned subsidiary of Arrowhead Research Corporation (the “Company”), entered into an Agreement and Plan of Merger by and among AmberWave Systems Corporation, a Delaware corporation in the business of research, development and licensing of advanced technologies for semiconductor manufacturing (the “Acquiror”), Aonex Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Acquiror formed for the purpose of acquiring Aonex’s business (the “Merger Sub”), and the Company, as the majority owner of Aonex (the “Merger Agreement”), pursuant to which the Merger Sub merged with and into Aonex, with Aonex continuing as the surviving corporation (the “Merger”). The Certificate of Merger effecting the Merger was filed in the State of California on Tuesday, May 6, 2008.

Immediately prior to the Merger, the Company converted its outstanding loan to Aonex of approximately $1.3 million into shares of Series B Preferred Stock of Aonex (“Series B”), pursuant to a Series B Preferred Stock Purchase Agreement between the Company and Aonex, dated May 5, 2008. After giving effect to the Company’s debt conversion and immediately prior to the Merger, Aonex had outstanding shares of Common Stock, Series A Preferred Stock (“Series A”) and the Series B.

Merger Consideration. At the effective time of the Merger, the stockholders of Aonex are entitled to receive immediate consideration and future payments depending upon the Acquiror’s or Aonex’s subsequent performance (“Earn-out Payments”). At the effective time of the Merger all of the issued and outstanding shares of Aonex capital stock, other than shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under California law, were automatically converted into the right to receive an aggregate amount equal to (a) $450,000 minus (b) the sum of the following: (i) the total amount of Aonex transaction expenses estimated to be $75,000 and (ii) $15,625.31 in accounts payable. Aonex stockholders may receive Earn-out Payments as follows:

(i) Upon Acquiror’s completion of a successful laminate substrate production at its facilities, Acquiror will pay the stockholders of Aonex capital stock (“Aonex Stockholders”) an additional amount equal to $500,000;

(ii) For each agreement the Acquiror enters into with a customer during the 24 month period following the closing of the Merger (each a “Customer Agreement”), the Acquiror will pay Aonex Stockholders an additional amount equal to $500,000 (with the aggregate amount not to exceed $2 million), subject to the satisfaction of certain procedural requirements set forth in the Merger Agreement;

(iii) During the period beginning on the closing of the Merger and ending 42 months following the payment pursuant to subsection (i) above, the Acquiror will pay Aonex Stockholders, on a quarterly basis, the sum of: (A) 20% of the cash gross margin contribution (as defined in the Merger Agreement) received by the Acquiror or its subsidiaries from its customers during such period for the sale of specified products, services or devices employing Aonex’s intellectual property assets, and (B) 35% of the revenues from the licensing or sale of Aonex’s intellectual property assets received by the Acquiror from its customers during such period; provided however, that (1) the aggregate payments under this subsection do not exceed $7 million and (2) certain procedural requirements set forth in the Merger Agreement are satisfied; and

(iv) During the ten year period following the Merger, the Acquiror will pay Aonex Stockholders royalty payments, payable on a quarterly basis, equal to one-half of one percent of the revenues associated with the sale of any product incorporating the Aonex’s intellectual property assets for solar applications or the license of Aonex’s intellectual property assets for solar applications; subject to the satisfaction of certain procedural requirements set forth in the Merger Agreement.

Notwithstanding the above, the aggregate Earn-out Payments made by the Acquiror (other than those payments under subsection (iv) above) to Aonex Stockholders shall not exceed $7.95 million.

Any payments made by the Acquiror will be made in the following order: (A) first, to the Company as the holder of all of the shares of Series B, as of immediately prior to the effective time of the Merger, until such time as the Company has received an amount equal to $1,298,000; (B) second, to the Company as the holder of all of the shares of Series A as of immediately prior to the effective time of the Merger, until such time as the Company has received an amount equal to $5 million; and (C) third, to the holders of Series B and Common Stock of Aonex on a pro rata basis, which means 64% of such payments, if any, will be to the Company and 36% of such payments, if any, to the holders of Common Stock of Aonex.

Upon the occurrence of a sale of Aonex after the Merger (as defined in the Merger Agreement, hereinafter referred to as a “Sale Event”) for aggregate proceeds payable to the Acquiror or its stockholders in excess of $10 million, Acquiror shall, upon the closing of such Sale Event, pay Aonex Stockholders an amount equal to the sum of: (A) the difference between (i) $7.95 million, less (ii) the aggregate amount of all payments made by Acquiror to the Aonex Stockholders or the payees of Aonex transaction expenses pursuant to the first paragraph of Merger Consideration described above, plus (B) one percent of the aggregate proceeds payable to the Acquiror in excess of $10 million.

The Merger qualifies as a liquidation event under the Company’s Executive Incentive Plan. Pursuant to that plan, up to ten percent (10%) of the net proceeds received by the Company may be paid in the form of bonus payments to the participants in the Executive Incentive Plan, consisting of the Chief Executive Officer, the President, Chief Financial Officer and the Vice Presidents of the Company. The Executive Incentive Plan is administered by a two (2) person committee consisting of independent directors. It has been determined that no bonuses will be paid as a result of this transaction.

Indemnification. Pursuant to the Merger Agreement each of the Company (as the holder of Series A and Series B) and the Acquiror, respectively, agreed to indemnify each other against any losses suffered on customary terms and conditions. Indemnification obligations are subject to a deductible of $25,000 (after which recovery is for losses in excess of the deductible), up to the sum of the total amount paid as Merger Consideration. Losses arising out of breach of “fundamental” representations are indemnified without threshold or cap.

The above is a brief summary of the Merger Agreement and transaction contemplated pursuant to the Merger. The above summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 10.1, which Merger Agreement is incorporated herein by reference.

Attached as Exhibit 10.2 is the Series B Stock Purchase Agreement, between the Company and Aonex, dated May 5, 2008, which agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement and Plan of Merger, between the Acquiror, the Merge Sub, Aonex and the Company, dated as of May 5, 2008.

10.2	Series B Stock Purchase Agreement, between the Company and Aonex, dated May 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2008

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul C. McDonnel
Paul C. McDonnel, Chief Financial Officer

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